EX-28.h.21

FEE WAIVER AGREEMENT

BLACKROCK NVIT MANAGED GLOBAL ALLOCATION FUND

THIS FEE WAIVER AGREEMENT, effective as of May 1, 2020, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the BlackRock NVIT Managed Global Allocation Fund (the “Fund”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and the Fund is a separate series of the Trust; and

WHEREAS, NFA serves as investment adviser to the Trust, including the Fund, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”);

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1 For so long as the Fund operates as a “fund-of-funds” in reliance on an exemptive order granted by the Securities and Exchange Commission to the Trust and NFA (Rel. No. 25492, March 21, 2002) exempting the Fund from the limits of Section 12(d)(1)(A) of the 1940 Act, NFA agrees to waive an amount of Advisory Fees equal to 0.59% per annum, calculated monthly based on the Fund’s average daily net assets.

1.2 NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.	Term and Termination of Agreement:

2.1 This Agreement shall continue in effect until the earlier to occur of either (i) April 30, 2021, or (ii) the Fund ceases to operate as a “fund-of-funds” as described in Section 1.1 above.

3.	Miscellaneous:

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or the Fund is subject or by which the Trust or the Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Fund.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

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